Exhibit 2.11

AMENDMENT No. 1 TO SHARE EXCHANGE AGREEMENT

This Amendment No. 1, dated as of July 23, 2012 to the Share Exchange Agreement, dated as of November 7, 2011 (the “Original Agreement”) is made and entered into by and between IOWorldMedia Incorporated, a Florida corporation (“World Media” or the “Company”), Up Your Ratings, Inc., an Ohio corporation (“UYR”), all of the previous shareholders of UYR whose names are set forth below on the signature page hereto (the “Prior UYR Holders”), and Thomas J. Bean, individually.

WHEREAS, the authorized capital of World Media consists of 250,000,000 shares of common stock, par value $0.001 per share (the “World Media Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “World Media Preferred Stock”);

WHEREAS, the Prior UYR Holders collectively own 30,000,000 shares of common stock, par value $0.001 per share of World Media;

WHEREAS, each of the Prior UYR Holders believes it is in such person’s best interest to amend Section 10.3 and Section 10.4 of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

I.	Section 10.3 of the Original Agreement shall be stricken and replaced in its entirety with the following:

Section 10.3 Co-Sale Rights. If any Key World Media Stockholder (as defined below) proposes to sell or exchange any or all of his or its World Media Common Stock, in a private sale, or similar transaction, through any means other than through the public markets and subject to any restrictions imposed on any Common Stock by the applicable stock exchange, for cash or securities of any other entity, World Media shall, at such time, promptly give each UYR Holder written notice of such proposed sale or exchange or cause such Key World Media Stockholder to provide such notice. Upon the written request of each UYR Holder given within twenty (20) days after the mailing of such notice by World Media or Key World Media Stockholder in accordance with Section 11.5, World Media and the participating Key World Media Stockholders shall cause to be sold or exchanged in such transaction all of the World Media Common Stock that each such UYR Holder has requested to be included in such transaction, provided, however, that upon any cutbacks of the total number of shares of World Media Common Stock proposed to be included in such a transaction, the shares to be sold or exchanged by the UYR Holders shall be cut back pro rata with the cut back in the number of shares being sold or exchanged by the Key World Media Stockholders participating in such transaction. Each UYR Holder who elects to participate in such a transaction shall be subject to the same terms and conditions as may be agreed upon by the participating Key World Media Stockholders. The participating Key World Media Stockholders shall have the right to terminate any transaction initiated by him or it subject to this Section 10.3 before the closing of such transaction, whether or not any UYR Holder has elected to include any or all of his World Media Common Stock in such transaction. All expenses of any such terminated transaction shall be borne by the participating Key World Media Stockholders, including any out-of-pocket expenses incurred by the UYR Holders in connection with such terminated transaction. In the event that a transaction subject to this Section 10.3 is consummated in violation of the terms of this Section 10.3, World Media shall purchase for cash all shares of World Media Common Stock that each UYR Holder would have been eligible to sell or exchange in such transaction, if so requested by a UYR Holder. If such transaction involved the exchange of World Media Common Stock for other securities, World Media shall pay to the UYR Holder cash in the amount of the fair market value of such securities as mutually agreed between World Media and the UYR Holders or as determined by a nationally recognized third party appraiser selected by the UYR Holders, the cost of such appraisal to be borne entirely by World Media. For purposes of this Section 10.3, the term “Key World Media Stockholder” shall mean Thomas J. Bean or any of his family members or affiliated entity controlled by Thomas J. Bean.

II.	Section 10.4 of the Original Agreement shall be stricken and replaced in its entirety with the following:

Section 10.4 Anti-Dilution Rights. As of the date of this Amendment No. 1, the 30,000,000 shares of World Media Common Stock issued to the UYR Holders pursuant to the Original Agreement constitute 18.14% of the then outstanding shares of World Media Common Stock, and 8.72% of the then outstanding shares of World Media Common Stock on a fully diluted basis (the “UYR Percentage”) assuming the conversion of all World Media Preferred Stock into World Media Common Stock. World Media shall not issue any additional shares of World Media Common Stock that would reduce the UYR Percentage (as such on the date thereof, absent the issuance of additional shares to the UYR Holders to maintain the UYR Percentage as such on the date thereof), except as follows:

(a) shares of World Media Common Stock issued or issuable as a dividend, stock split or other distribution on the World Media Common Stock on a pro rata basis to all holders of World Media Common Stock;

(b) shares of World Media Common Stock issued or issuable to directors, officers, employees or consultants of World Media pursuant to an incentive plan approved by the World Media board of directors and if by requirement of  Securities and Exchange Commission or applicable stock exchange rules or regulations by the stockholders of World Media, which securities in the aggregate would amount to less than 10% of the outstanding shares of World Media Common Stock on a fully converted basis as of the Closing Date;

(c) shares of World Media Common Stock issued or issuable in connection with bona fide acquisitions, mergers or similar transactions, or as a component of any corporate strategic relationship the purpose of which is other than the raising of capital, the terms of which are approved by the World Media board of directors and, if such aggregate number of shares would equal or exceed 20% of the outstanding shares of World Media Common Stock on a fully converted basis as of the Closing Date, also are approved by the holders of at least a majority of the then outstanding shares of World Media Common Stock;

(d) shares of World Media Common Stock issued to unrelated third parties in an arms’ length transaction at fair market value as determined by the price of a share of World Media Common Stock on a nationalstock exchange or, if World Media Common Stock is not listed on a national stock exchange, as determined in good faith by the World Media board of directors;

(e) shares of World Media Common Stock issued in an underwritten public offering pursuant to aneffective registration statement filed with the SEC;

(f) shares of World Media Common Stock issued through the conversion of the 3,000,000 issued and outstanding shares of Preferred Stock having a stated value of $3.00 per share on April 4, 2011 and aggregating $9,000,000 in stated value;

(g) shares of World Media Common Stock (or other equity of World Media or equity linked World Media securities) issued in a bona fide private placement offering to unrelated third parties in an arms’ length transaction approved in good faith by the World Media board of directors, provided, however, such an offering may allow for related parties of World Media to purchase up to 25% of the aggregate amount of securities being sold in such offering; or

(h) 100,000 shares of World Media Common Stock issued to World Media’s outside counsel on orfollowing the Closing Date on such terms as have been agreed upon between World Media and such counsel prior to the date hereof.

If the existing $400,000 of convertible debt owed to an affiliate of management (referred to in paragraph 2.4 above) is converted to equity, then additional shares shall be issued to the UYR Holders to maintain the UYR Percentage on the date thereof.

III.	(a) Except as expressly set forth herein, the Original Agreement shall remain in full force and effect.

(b)           This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida.

(c)           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(d)           The Company agrees to promptly reimburse the Prior UYR Holders for their legal fees and out of pocket expenses incurred in connection with the matters relating to this Amendment.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

IO WORLD MEDIA, INCORPORATED

By: /s/ Thomas J. Bean
Name: Thomas J. Bean
Title: President and Chief Executive Officer

UP YOUR RATINGS, INC.

By: /s/ Thomas J. Bean
Name: Thomas J. Bean as Chief Executive Officer of IO WORLD MEDIA, INCORPORATED UYR’s Parent Company

INDIVIDUALLY

By: /s/ Thomas J. Bean
Name: Thomas J. Bean

PRIOR UYR HOLDERS

By: /s/ Benjamin Homel aka Randy Michaels
Name: Benjamin Homel aka Randy Michaels

By: /s/ Mark D. Thompson aka Marc Chase
Name: Mark D. Thompson aka Marc Chase

SAXET CONSULTING, LLC

By: /s/ Mark D. Thompson
Name: Mark D. Thompson
Title: Vice President

4